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[AVISTA CORP. LOGO]                                                EXHIBIT 99(A)
                                                                    NEWS RELEASE

CONTACT:    Media:  Hugh Imhof (509) 495-4264  hugh.imhof@avistacorp.com
            Investors: Angela Teed (509) 495-2930  angela.teed@avistacorp.com

                                                   FOR IMMEDIATE RELEASE:
                                                   April 9, 2003
                                                   2:30 p.m. EDT

                AVISTA PROPOSES OPPORTUNITY FOR ALL PARTICIPANTS
                     TO BE HEARD IN RESOLUTION OF FERC CASE
                      JUDGE ASKS FOR FURTHER CLARIFICATION

SPOKANE, WASH.: Avista Corp. (NYSE:AVA) today proposed holding off certification of its agreement to resolve a pending investigation with the Federal Energy Regulatory Commission (FERC) so that all parties may be fairly heard and so that there is no cloud hanging over a final resolution of the case. Chief Administrative Law Judge Curtis L. Wagner, Jr. has agreed and ordered a further hearing to clarify certain issues raised in a recent report on western energy markets.

         Avista believes that the issues raised in the March 26 FERC report have already been addressed in an extensive investigation of Avista Corp. and Avista Energy. The company also believes that the findings of the FERC staff investigation remain sound and will be affirmed through the upcoming hearing process.

         Conclusions of the FERC trial staff contained in the agreement to resolve the company's case include the following:

         FERC Trial Staff's investigation found no evidence that any executives or employees of Avista Utilities or Avista Energy knowingly engaged in or facilitated any improper trading strategy;

         FERC Trial Staff's investigation found no evidence that Avista Utilities or Avista Energy engaged in any efforts to manipulate the western energy markets during 2000 and 2001;

         FERC Trial Staff did not find that Avista Utilities or Avista Energy withheld relevant information from the Commission's inquiry into the western energy markets for 2000 and 2001.

         At an upcoming hearing Judge Wagner is expected to hear clarifying arguments on issues that are mentioned in the advisory staff report that Avista believes have been addressed. Other parties to the case will also have an opportunity to provide input to the judge.

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page 2 AVISTA PROPOSES OPPORTUNITY FOR ALL PARTICIPANTS TO BE HEARD IN
RESOLUTION OF FERC CASE

         Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is a company operating division that provides electric and natural gas service to customers in four western states. Avista's non-regulated affiliates include Avista Advantage, Avista Labs and Avista Energy. Avista Corp.'s stock is traded under the ticker symbol "AVA" and its Internet address is www.avistacorp.com

         Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation. All other trademarks mentioned in this document are the property of their respective owners.

         This news release contains forward-looking statements regarding the company's current expectations. Forward-looking statements are all statements other than historical facts. Such statements speak only as of the date of the news release and are subject to a variety of risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the expectations.

         These risks and uncertainties include, in addition to those discussed herein, all of the factors discussed in the company's Annual Report on Form 10-K for the year ended Dec. 31, 2002.

                                     -0319-